EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STONE CONTAINER REPORTS THIRD-QUARTER FINANCIAL RESULTS
----------------------------------------------------------


CHICAGO, Nov. 4, 1998 -- Stone Container Corporation (NYSE: STO) today reported a third-quarter 1998 net loss of $275.5 million, or $2.66 per common share, which does not include any tax benefit on losses incurred by U.S.
 operations. The third quarter results include non-recurring pre-tax charges of $59 million (consisting primarily of asset write-downs), and approximately $23 million for downtime at paper mills to balance inventories. Additionally, the third quarter results include foreign exchange transaction losses of approximately $27 million incurred by a Canadian affiliate. Pursuant to accounting standards, third-quarter results also include the impact of establishing reserves against deferred tax assets on net operating loss carryforwards which may not be realizable in the future.

The $275.5 million loss compares to a third-quarter 1997 net loss of $98.7 million, or $1.01 per common share, and a second-quarter 1998 net loss of
 $156.6 million, or $1.59 per common share.

	Revenues for the third quarter were $1.22 billion, compared to $1.18 billion in the third quarter of 1997, and $1.20 billion for the second quarter of 1998.

	"Our poor operating performance during the third quarter resulted mainly from adverse market conditions for containerboard, corrugated containers and market pulp, and from the results at our affiliates, principally Abitibi-Consolidated and Venepal," said Chairman, President and CEO
 Roger W. Stone.


	Among all grades of paper and pulp, Stone Container took 225,000 tons of downtime at its North American mills, including Florida Coast Paper, during the third quarter. Of that amount, more than 83 percent, or 188,000 tons, was related to inventory reduction.

	Stone Container stockholders will vote on Nov. 17 on a proposed merger with St. Louis-based Jefferson Smurfit Corp. (Nasdaq:JJSC). Stone Container and Jefferson Smurfit mailed a joint Merger Proxy Statement to their respective stockholders in early October. Both companies will hold special stockholder meetings at 10:30 a.m. on Nov. 17 for stockholders of record as of Sept. 29, to vote on the proposed merger, which was announced on May 10.

	Stone Container Corporation is the world's largest unbleached paper and packaging producer. Its product lines include containerboard, corrugated containers, kraft paper, and paper bags and sacks. Headquartered in Chicago, the company has manufacturing facilities and sales offices in North America, Europe, Central and South America, Australia, and Asia.


Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, and actual results could differ materially. Such risks and uncertainties include, but are not limited to, general economic and business conditions both in the U.S., and globally, competitive market pricing, increases in raw material, energy and other manufacturing costs, fluctuations in demand for the Company's products, potential equipment malfunctions, and pending litigation. For additional information, see the Company's annual report of Form 10-K for the most recent fiscal year and Form 10-Q for the most recent fiscal quarter.

Contact:
Bruce J. Byots	      	John Simley
Investor Relations	   Media Relations
(312) 580-4663		      (312) 649-7867



STONE CONTAINER CORPORATION (NYSE)
SUMMARY (a)
                           	Three months ended     	Nine months ended
	                              Sept. 30,             		Sept. 30,
(dollars in millions except per share amounts)
	                                1998     	1997	      1998     	1997
Net sales                   	  $1,218.2 	$1,182.8 	$3,757.4 	$3,563.9
Loss before interest and taxes   (131.7)	   (35.2)	  (190.7)	  (124.2)
Interest expense	                (117.4)	  (114.7)	  (354.7)	  (340.9)
Loss before income taxes and
Minority interest	               (249.1)	  (149.9)	  (545.4)	  (465.1)
(Provision) Credit for
     income taxes	                (26.4)	    51.3	     44.7	    162.4
Minority interest             	      --	      (.1)	     (.1)	     (.1)
Loss before
    extraordinary charges     	  (275.5)	   (98.7)	  (500.8)	  (302.8)
Extraordinary charges
 (net of income tax benefit)  	      --	       --	      (.4)	   (13.3)
Net loss	                       $(275.5)	  $(98.7)	 $(501.2)	 $(316.1)
Net loss applicable
    to common shares	           $(277.5)	 $(100.7)	 $(507.3)	 $(322.1)

Per share of common stock:
Basic/Diluted:
Loss before
   extraordinary charges	        $(2.66)	  $(1.01)	  $(5.01)	  $(3.11)
Extraordinary charges
  (net of income tax benefit)	       --	       --	       --	     (.13)
Net loss	                        $(2.66)	  $(1.01)	  $(5.01)	  $(3.24)
Average common shares
   outstanding (in millions)  	   104.3	     99.3     101.3	     99.3

Additional Information:
Total debt
 (at Sept. 30 & Dec. 31)       $4,529.0 	$4,351.4
Capital expenditures	              41.7	     35.2	   $109.3	    $93.2
Depreciation & amortization	       67.6	     73.9	    203.6	    233.5

Worldwide Unit Statistics
  (in thousands of short tons, except where noted):
Mill tonnage produced:
  Containerboard and
     kraft paper (b)	             1,337	    1,350	    4,057	    3,942
  Publication papers (c)	           201	      356	      912	    1,005
  Market pulp (d)(e)	               163	      303	      650 	     870
  Other	                             19	       20	       61	       63
   Total mill tonnage produced    1,720	    2,029	    5,680	    5,880

Containerboard and
  kraft paper converted         	 1,195	    1,149	    3,509	    3,338
Corrugated shipments
 (in billions of square feet) 	    15.1	     14.3 	    44.3 	    41.4
Paper bag and sack shipments (f)    128	      134	      375	      382

Notes:
(a)	Subject to year-end audit.
(b)	Includes 50 percent of the Florida Coast mill.
(c)	Includes 46.6 percent of Stone-Consolidated Corporation through May 1997 and 25.2 percent of Abitibi-Consolidated, Inc. starting June 1997.
(d)	Includes 45 percent of the Celgar mill through March 1997, 100 percent of the Celgar mill for April - June 1997 and 69 percent of the Celgar mill from July 1997 through June 1998.
(e)	Includes Celgar tons of nil for the third quarter of 1998, 145 for the third quarter of 1997, 124 for the first nine months of 1998 and 296 for the first nine months of 1997.
(f)	Includes 65 percent of S&G Packaging.
